EXHIBIT 99.1

PRESS RELEASE

HOUSTON EXPLORATION REPORTS SECOND QUARTER 2004 RESULTS;
QUARTER-OVER-QUARTER PER SHARE EARNINGS INCREASE 58% — RECORD PRODUCTION
CONTINUES

Houston, Texas — August 5, 2004 — The Houston Exploration Company (NYSE: THX) today reported second quarter 2004 earnings of $45.4 million, or $1.47 per fully diluted share, an increase of 58 percent per share over second quarter 2003. Second quarter earnings benefited from strong prices and record production but were negatively impacted by $0.01 per fully diluted share due to the effects of a non-cash charge under SFAS 133 relating to hedge ineffectiveness. In addition, earnings for the period reflect bonuses and related expenses totaling $0.12 per fully diluted share in connection with the company’s recently completed stock and asset exchange transaction with KeySpan Corporation.

Cash from operations before changes in operating assets and liabilities totaled $127.5 million, 35 percent higher than the second quarter of 2003. (Cash from operations is a non-GAAP measure that is defined and reconciled in the table below.) Revenues for the quarter totaled $172.8 million, up 43 percent over the same quarter last year.

“Crowning our operational achievements during the quarter, we completed a value-building exchange transaction with KeySpan that reduced its majority ownership to approximately 24 percent, increased the liquidity of our shares and set us on a course for continued independent growth,” stated William G. Hargett, chairman, president and chief executive officer. “Going forward, we intend to utilize our financial capacity and flexibility to implement our balanced growth strategy, which involves elements of exploration, exploitation and acquisitions.”

Houston Exploration continued to produce at record rates during the second quarter, with production averaging 351 million cubic feet of natural gas equivalent per day (MMcfe/d), an increase of 20 percent over the 292 MMcfe/d produced during the second quarter of 2003.

During the second quarter, the company’s average natural gas sales price was $5.85 per thousand cubic feet (Mcf), yielding an average realization of $5.39 per Mcf after hedging. This compares to a sales price of $5.16 per Mcf and net after hedging of $4.54 per Mcf during 2003’s similar quarter. Crude oil prices averaged $33.63 per barrel for the quarter versus $26.18 per barrel during the second quarter of 2003. For the remainder of 2004 the company has approximately 70 percent of its gas production hedged.

Second quarter 2004 lifting costs (comprised of lease operating, transportation and severance tax expenses) were $0.61 per Mcfe, a decrease from the $0.66 per Mcfe reported in the corresponding quarter of 2003. Depreciation, depletion and amortization and asset retirement accretion expenses during 2004’s second quarter were $2.14 per Mcfe compared to $1.82 per Mcfe in the second quarter of 2003. The increase in DD&A was due in part to the recent divestment of the company’s West Virginia assets in the KeySpan exchange transaction, which increased the quarter’s DD&A rate by $0.05 per Mcfe. Net general and administrative expenses in the second quarter of 2004 were $0.31 per Mcfe compared to $0.16 per Mcfe for the same period in 2003, primarily due to the $0.14 per Mcfe of bonuses and related expenses associated with closing the transaction with KeySpan in June 2004.

Recent operational highlights for Houston Exploration include:

•	Record production volumes from both the onshore and offshore regions.

•	The company drilled 12 wells in Utah’s Uinta Basin during the first half of 2004 at a 92 percent success rate and plans to drill 12 to 15 more this year.

•	The company is negotiating to acquire 330,000 net acres in Colorado’s Eastern DJ Basin, and upon completion of the transaction plans to drill 20 wells in the Niobrara formation during the second half of 2004.

•	The company drilled its sixth successful development well offshore at the High Island A283 Field, and a seventh is in progress. Gross production from the field has increased from 5 MMcfe per day to 60 MMcfe per day in the past nine months.

•	The company had its first offshore deep-shelf discovery for the year at West Cameron 77, finding more than 120 feet of net pay from two sands in the #1 well and is currently evaluating a deeper objective. Five more offshore exploratory wells are planned for the remainder of the year.

As with past quarters, Houston Exploration has prepared the following table to assist with understanding the company’s estimated financial results and near-term performance. Future results may vary from estimates.

Third Quarter
Costs ($/Mcfe)	2004 Estimates
— Lease operating expense	$0.51 +/-
— Severance tax	$0.12 +/-
— General and administrative, net	$0.19 +/-
— Transportation	$0.10 +/-
— Depreciation, depletion and amortization and asset retirement accretion	$2.14 +/-
— Interest, net	$0.07 +/-

The company will hold its second quarter 2004 earnings conference call on Thursday, August 5, at 9:00 a.m. Central Time to further review financial and operational results. To access the call dial (800) 374-0699 prior to the start.

To listen to the live webcast log on to www.houstonexploration.com and follow the webcast links. A replay of the call will be available for one week beginning at 11:00 a.m. Central Time on August 5. Dial (706) 645-9291 and provide the confirmation code 8636487 for this service.

The Houston Exploration Company (NYSE: THX) is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The company’s operations are focused in South Texas, the Rocky Mountains, the Arkoma Basin, and offshore in the shallow waters of the Gulf of Mexico. Additional production is located in East Texas. For more information, visit the company’s website at http://www.houstonexploration.com.

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Contact:	The Houston Exploration Company Melissa Reynolds 713-830-6887 mreynolds@houstonexp.com

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act. All statements other than statements of historical fact included in this press release are forward-looking statements and reflect the company’s current expectations and are based on current available information. Important factors that could cause actual results to materially differ from the company’s current expectations include price volatility, the risk of future writedowns, the inability to meet substantial capital requirements, the constraints imposed by current indebtedness, reserve replacement risks, drilling risks and results, the risks associated with recent acquisitions, the successful negotiation and consummation of acquisitions, the integration of acquired assets and other factors inherent in the exploration for and production of natural gas and crude oil discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2003. The company assumes no responsibility to update any of the information referenced in this news release.

The Houston Exploration Company

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(in thousands, except per share data)		(in thousands, except per share data)
Unaudited Income Statement Data:
Revenues
Natural gas and oil revenues	$172,578	$120,388	$324,212	$248,786
Other	198	244	446	849
Total revenues	172,776	120,632	324,658	249,635

Operating expenses
Lease operating	12,499	11,669	25,205	23,315
Severance tax	3,891	3,222	6,948	7,527
Transportation	3,169	2,696	5,905	5,188
Asset retirement accretion	1,190	826	2,478	1,652
Depreciation, depletion and amortization	67,192	47,724	128,156	93,378
General and administrative, net	9,761	4,204	15,849	8,088

Total operating expenses	97,702	70,341	184,541	139,148
Income from operations	75,074	50,291	140,117	110,487
Other (income) and expense	(378)	3,616	(268)	(6,962)
Interest expense	4,381	3,981	8,609	7,618
Capitalized interest	(2,075)	(1,821)	(4,016)	(3,192)

Interest expense, net	2,306	2,160	4,593	4,426
Income before taxes	73,146	44,515	135,792	113,023
Provision for income tax
Current	16,549	—	24,691	58
Deferred	11,247	15,592	26,061	39,573

	27,796	15,592	50,752	39,631
Income before change in accounting principle	45,350	28,923	85,040	73,392
Cumulative effect of change in accounting principle	—	—	—	(2,772)

Net income	$45,350	$28,923	$85,040	$70,620

Earnings per share
Basic
Income before change in accounting principle	$1.49	$0.93	$2.74	$2.37
Cumulative effect of change in accounting principle	—	—	—	(0.09)

Net income	$1.49	$0.93	$2.74	$2.28

Fully diluted
Income before change in accounting principle	$1.47	$0.93	$2.72	$2.36
Cumulative effect of change in accounting principle	—	—	—	(0.09)

Net income	$1.47	$0.93	$2.72	$2.27

Weighted average shares	30,547	30,987	31,072	30,974
Weighted average shares — fully diluted	30,810	31,095	31,262	31,082

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Operating Data:
Production
Natural gas (MMcf)	30,138	24,634	58,270	49,019
Oil (MBbls)	304	328	652	585

Total (MMcfe)	31,962	26,602	62,182	52,529
Average daily production (MMcfe/d)	351	292	342	290
Average sales price
Natural gas realized ($/Mcf)	$5.39	$4.54	$5.19	$4.73
Natural gas unhedged ($/Mcf)	5.85	5.16	5.65	5.76
Oil realized ($/Bbl)	33.63	26.18	33.02	28.55
Oil unhedged ($/Bbl)	33.63	25.95	33.02	29.24

The Houston Exploration Company, continued

	June 30,	December 31,
	2004	2003
	(in thousands)
Unaudited Balance Sheet Data:
Working capital (deficit)(1)	$(15,026)	$(36)
Property, plant and equipment, net	1,324,451	1,371,129
Total assets	1,504,040	1,509,065
Long-term debt and notes	285,000	302,000
Total stockholders’ equity	660,603	735,534

(1)	Working capital deficit caused by negative fair value of derivative instruments.

Unaudited Non-GAAP Financial Measures:

Cash from operations represents net cash provided by operating activities before changes in operating assets and liabilities. Cash from operations is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Cash from operations is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities and to service debt. Cash from operations is not a measure of financial performance under GAAP and should not be considered an alternative to net income. The table below reconciles cash from operations to net cash provided by operating activities as disclosed on the company’s statement of cash flows. Further, the “Shareholder/Financial” section of the company’s website includes a disclosure and reconciliation of non-GAAP financial measures that are used in this release and that may be used periodically by management when discussing the company’s financial results with investors and analysts.

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(in thousands)		(in thousands)
Reconciliation of Non-GAAP Measures:
Cash from operations before changes in operating assets and liabilities	$127,548	$94,757	$248,551	$209,722
Plus changes in operating assets and liabilities	(10,788)	(51,984)	(632)	(24,110)

Net cash provided by operating activities	$116,760	$42,773	$247,919	$185,612